AGREEMENT AND PLAN OF MERGER

                                  by and among

                            MEDLOG ACQUISITION INC.,

                                 MEDSCAPE, INC.,

                              DIALOG MEDICAL, INC.,

                                MICHAEL J. BURKE,

                            JAMES E. GOTTESMAN, M.D.

                                       and

                               NEIL H. BAUM, M.D.

                          Dated as of_February 18, 2000

                               INDEX TO SCHEDULES
                               ------------------

        Schedule 1.6(c)   -        The  Dialog  Shareholder  and  Non-founding
Shareholders and the Number of Conversion Issuance Shares Deliverable to
                                   each shareholder and Allocation of Contingent
                                   Rights
        Schedule 1.6(e)(i)-        Number of Initial Contingent Shares
                                   Deliverable  to  the  Dialog
                            Shareholders and Dialog Non-founding Shareholders
        Schedule 1.6(e)(ii) -      Number of Remaining Contingent Shares Deliverable
                                   to the Dialog Shareholders and Dialog
                                   Non-founding Shareholders
        Schedule 2.1      -        Jurisdictions of Qualification
        Schedule 2.3      -        Authorization
        Schedule 2.5      -        Ownership of Shares
        Schedule 2.8(a)   -        Balance Sheets
        Schedule 2.8(b)   -        Income Statements
        Schedule 2.8(d)   -        Accounts Receivable
        Schedule 2.9      -        Taxes
        Schedule 2.10     -        Legal Proceedings
        Schedule 2.11     -        Labor and Employee Benefit Matters
        Schedule 2.12     -        Violations of Law
        Schedule 2.13     -        Insurance
        Schedule 2.14     -        Contracts
        Schedule 2.15     -        Affiliate Transactions
        Schedule 2.16     -        Environmental Matters
        Schedule 2.17     -        Real Property
        Schedule 2.18     -        Information Technology
        Schedule 2.19     -        Data and Databases
        Schedule 2.20     -        Intellectual Property
        Schedule 2.21     -        Bank Accounts
        Schedule 2.22     -        Adverse Changes
        Schedule 2.23     -        Major Customers; Relationship with Customers and Suppliers
        Schedule 2.24     -        Physicians' Contracts
        Schedule 2.25     -        Undisclosed Liabilities

         MEDSCAPE SCHEDULES:
         -------------------

         Schedule 3.16     -        Adverse Changes - Medscape

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER dated as of February 18 __, 2000 (this "AGREEMENT") is among Medscape, Inc. ("MEDSCAPE"), a Delaware corporation, Medlog Acquisition Inc. ("MAC"), a Delaware corporation, Dialog Medical, Inc. ("DIALOG"), a Delaware corporation, and Michael J. Burke, James E. Gottesman, M.D., and Neil H. Baum, M.D. (each a "DIALOG SHAREHOLDER" and, collectively, the "DIALOG SHAREHOLDERS"), and together with Dialog, collectively the "DIALOG PARTIES"). The parties wish to effect the acquisition of Dialog by Medscape through a merger of MAC into Dialog on the terms and conditions hereof. This Agreement is intended to be a "PLAN OF REORGANIZATION" within the meaning of ss.368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

         Accordingly, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), MAC shall be merged with and into Dialog (the "MERGER"). The Merger shall occur at the Effective Time (as defined herein). Following the Merger, Dialog shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of MAC shall cease.

         1.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a Certificate of Merger to be filed in accordance with Section 252 of the DGCL (the "MERGER CERTIFICATE") and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Merger Certificate is filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in such documents (the "EFFECTIVE TIME"). Immediately prior to the filing of the Merger Certificate, a closing (the "CLOSING") will at the offices of Medscape at 134 West 29th Street, New York, New York, 10001, (or at such other place or other manner as the parties may agree) for the purposes of confirming satisfaction or waiver of all conditions to the Merger. Subject to satisfaction or waiver of each of the conditions specified in Article VI hereof, the Closing shall take place on such date as the parties may agree, but not later than __March 31______, 2000. The date on which the Closing occurs is referred to herein as the "CLOSING DATE."

         1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259, 260 and 261 of the DGCL.

         1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Dialog, in each case as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time, until duly amended in accordance with applicable law.

         1.5 DIRECTORS AND OFFICERS. The directors and officers of MAC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each such officer and director to hold office in accordance with their respective terms.

         1.6 CONVERSION OF STOCK.

(a) MERGER CONSIDERATION. For purposes of this Agreement, "MERGER CONSIDERATION" means:

     (i) 150,000 shares of common stock, $0.01 par value per share, of Medscape (the "CONVERSION ISSUANCE Shares"),

     (ii) in the event Medscape Common Stock falls below ten dollars and fifty cents ($10.50) per share, (as adjusted for any stock split, stock dividend or similar stock recapitalization or merger, or reorganization) prior to the filing of a registration statement to register the resale of the Conversion Issuance Shares based on the average closing price of Medscape Common Stock on NASDAQ (or any shares into which such is converted) over a twenty (20) trading day period, five (5) trading days prior to the filing of the registration statement to register the resale of the Conversion Issuance Shares (the "Average Closing Price"), the number of Conversion Issuance Shares shall be increased so that the total number of shares of Medscape Common Stock comprising the Conversion Shares times the Average Closing Price is equal to $1,575,000 (the "Conversion Issuance Share Price") ; and

    (iii) the right, subject to the provisions of Section 1.6(d) below, to receive up to an additional 125,000 shares of Medscape Common Stock (the "CONTINGENT SHARES" and together with the Conversion Issuance Shares, the "MEDSCAPE SHARES") contingent upon the achievement of certain revenue milestones by the Surviving Corporation as more fully set forth in Section 1.6(d) (the "CONTINGENT RIGHTS").

(b) CONVERSION. At the Effective Time, by virtue of the Merger and without any action on the part of Medscape or Dialog:

     (i) All shares of Common Stock of Dialog, $0.01 par value per share (the "DIALOG COMMON STOCK") and all shares of Preferred Stock of Dialog, $0.01 par value per share (the "DIALOG PREFERRED Stock", and collectively, with the Dialog Common Stock, the "DIALOG STOCK") outstanding immediately prior to the Effective Time, shall be converted into and become the right to receive in accordance with
          Section 1.6(c) and 1.6(d)

          (subject to the payment of cash for fractional shares as provided in Section 1.9): (x) the Conversion Issuance Shares, and (y), the Contingent Rights.

     (ii) All shares of Dialog Stock held at the Effective Time by Dialog as treasury stock or by a subsidiary of Dialog shall be canceled and no payment shall be made with respect thereto.

    (iii) All shares of Common Stock of MAC, $0.01 par value per share, outstanding immediately prior to the Effective Time, shall be converted into the right to receive the same number of shares of Surviving Corporation.

(c)  ALLOCATION  OF MERGER  CONSIDERATION.  The  Merger  Consideration  shall be allocated among the holders of shares of Dialog Stock outstanding immediately prior to the Effective Time by allocating to each such holder of Dialog Stock outstanding at the Effective Time as more fully set forth in Schedule 1.6(c).

(d) CONTINGENT RIGHTS. As further consideration for the Merger, and subject to the other provisions of this Section 1.6:

     (i) if the Business shall have (x) achieved "REVENUE", as more fully described in the Employment Agreement, equal to or exceeding $1,750,000 (ONE MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS) for the period beginning on the Closing Date and ending on the first anniversary thereof, and (y) completed the development of Resource Version 3.0, then Medscape shall issue, in the aggregate, to Contingent Rights Holders (named on Schedule 1.6(e)(i)) _sixty-two thousand five hundred (62,500) of the Contingent Shares (the "INITIAL CONTINGENT SHARES"). Further, if the Business shall have achieved Revenue equal to or exceeding $1,000,000

           (ONE MILLION DOLLARS) at any time during the period beginning on the Closing Date and ending on the first anniversary thereof, then Medscape shall issue to Contingent Rights Holders fifty percent (50%) of the Initial Contingent Shares. The Initial Contingent Shares shall be allocated among the Contingent Rights Holders as more fully set forth in Schedule 1.6(d)(i).

     (ii) if the Business shall have achieved "REVENUE, as more fully described in the Employment Agreement of not less than $3,500,000 (THREE MILLION FIVE HUNDRED THOUSAND DOLLARS) for the period beginning on the day immediately following the first anniversary hereof and ending on the second anniversary hereof, then Medscape shall issue, in the aggregate, to the Contingent Rights Holders the remaining number of the Contingent Shares (the "REMAINING CONTINGENT SHARES" and together with the Initial Contingent Shares, the "Contingent Shares"). Further, if the Business shall have achieved Revenue equal to or exceeding $2,500,000 (TWO MILLION FIVE HUNDRED THOUSAND DOLLARS) at any time during the period beginning on the Closing Date and ending on the first anniversary thereof, then Medscape shall issue to the Contingent Rights Holders fifty percent (50%) of the Remaining Contingent Shares. The Remaining Contingent Shares shall be allocated as more fully set forth in Schedule 1.6(d)(ii).

     (iii) In the event that the Business does not achieve Revenue, as more fully described in the Employment Agreement, equal to $1,750,000 (ONE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS) at the end of the first anniversary of the Closing date but does achieve Revenue equal to or exceeding $5,250,000 (FIVE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS) at the end of the second anniversary of the

         Closing Date, then the Contingent Rights Holders shall receive one hundred percent (100%) of the Initial Contingent Shares and one hundred percent (100%) of the Remaining Contingent Shares.

         For Purposes hereof, "Contingent Rights Holders" means the Dialog Shareholders, other than the Non-Founding Shareholders. The Contingent Rights Holders shall not be entitled to receive, and Medscape shall have no obligation to issue, the portion of the Contingent Shares allocable to Contingent Rights Holders if to the extent that the foregoing Revenue targets are not met.

(e) ADJUSTMENT. The Merger Consideration (including, for the avoidance of doubt, the Contingent Shares, and any additonal shares issued under 1.6(a)(ii)) shall be adjusted in the event of any change in Medscape Common Stock by reason of stock splits, stock dividends, stock recapitalizations, combinations or subdivisions of the Common Stock of Medscape, mergers or other exchanges or conversion of shares by operation of law or the like occurring after the date of this Agreement, such that, after the record date therefor the Merger Consideration shall be equal to the number and class of shares or other securities or property that would have been received in respect of a share of Medscape Common Stock, as the case may be.


         1.7 CLOSING OF DIALOG TRANSFER BOOKS. At the Effective Time, the stock transfer books of Dialog shall be closed and no transfer of Dialog Stock shall thereafter be made.

         1.8 ISSUANCE OF MEDSCAPE CERTIFICATES. The shares of Dialog Stock outstanding immediately prior to the Effective Time (and any certificates representing such shares) shall be deemed canceled as of the Effective Time. Medscape Common Stock into which Dialog Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. The surrender and exchange of the Dialog Shares for the Merger Consideration shall occur at the Closing.

         1.9 NO FRACTIONAL SHARES. No certificates representing fractional shares of Medscape Common Stock shall be issued upon the surrender of Dialog Stock certificates for exchange into the Merger Consideration (including, for the avoidance of doubt, the Contingent Shares, and any additonal shares issued under 1.6(a)(ii)). No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each stockholder who would otherwise have been entitled to a fractional share of Medscape Common Stock, will receive from Medscape at Closing (or other applicable date) an amount in cash (without interest) determined by multiplying such fraction by the fair market value of a share of Medscape Common Stock. Such fair market value shall equal the mean of the daily high and low sales prices of the Medscape Common Stock on the NASDAQ National Market, as reported by NASDAQ, averaged over the period of ten (10) trading days ending on the fifth trading day prior to the Closing Date (or such other applicable date).

         1.10 CLOSING. (a) At the Closing:

(a)  the Dialog Parties shall deliver to Medscape and MAC the following:

     (i)   stock certificates evidencing all of the Dialog Stock;

     (ii) written resignations of each director and officer of Dialog effective as of the Closing Date

    (iii) the original minute books, stock record books and corporate seals, if any of Dialog, and the original membership interest record books and limited liability company records of the Predecessor Entity (as defined below);

     (iv) the certificates of the Dialog Shareholders' Representative described in Sections 6.2(a) and (b) hereof;

     (v) all other documents, certificates and instruments required to be delivered by the Dialog Parties at or prior to Closing pursuant to
          Section 6.2 hereof and the other provisions of this Agreement; and

     (vi) such other documents as Medscape and MAC or their counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

    (vii) Promissory Note in the principle amount of $100,000.00 (ONE HUNDRED THOUSAND DOLLARS), which shall accrue interest at a rate of six percent (6%) per annum which shall become due and payable in full on the date which is fifteen (15) months from the Closing, made by the Dialog Shareholders in favor of Medscape on terms and conditions to be negotiated by Medscape and the Dialog Shareholders,

(b) Medscape will deliver to the Dialog Shareholders' Representative (as hereinafter defined) the following:

     (i) stock certificates evidencing the Conversion Issuance Shares (1) registered, in each case, in the name of the appropriate Dialog Shareholder or the Dialog Non-founding Shareholder and evidencing that number of shares allocable to such Dialog Shareholder or the Dialog Non-founding Shareholder, as determined in accordance with Section 1.6(c);

     (ii) the certificates of an executive officer of Medscape described in Sections 6.1(a) and (b) hereof;

    (iii) a check pursuant to the Promissory Note in the amount of $100,000.00.

     (iv) an  employment   agreement  for  Michael  J.  Burke  (the  "Employment
          Agreement")  that will  specify a salary in the amount of  $100,000.00
          (ONE

           HUNDRED   THOUSAND  DOLLARS)  and  other  terms  and conditions to be negotiated by the Medscape and Michael J. Burke,

     (v) a standard Medscape Stock Option Agreement granting Michael J. Burke an option to purchase 20,000 (TWENTY THOUSAND) shares of Medscape Common Stock,

     (vi) a Registration Rights Agreement based on terms and conditions agreed to by Medscape and the Dialog Shareholders and Non-founding Dialog Shareholders,

     (vii) all other documents, certificates and instruments required to be delivered by Medscape at or prior to Closing pursuant to Section 6.1 hereof and the other provisions of this Agreement; and

    (viii) such other documents as the Dialog Shareholders' Representative or the Dialog Shareholders' counsel may reasonably request to demonstrate satisfaction by Medscape of the conditions and compliance with its covenants set forth in this Agreement; and

(c) MAC will deliver to the Dialog Shareholders' Representative the following:

     (i) the certificates of an executive officer of MAC described in Sections 6.1(a) and (b) hereof; (ii) all other documents, certificates and instruments required to be delivered by MAC at or prior to Closing pursuant to Section 6.1 hereof and the other provisions of this Agreement; and (iii) such other documents as the Dialog Shareholders' Representative or the Dialog Shareholders' counsel may reasonably request to demonstrate satisfaction by MAC of the conditions and compliance with the covenants set forth in this Agreement.

           1.11 EXCHANGE OF AND PAYMENT FOR DIALOG STOCK. (a) The surrender and exchange of the certificates evidencing the Dialog Stock for (i) the Conversion Issuance

Shares and (ii) the grant of Contingent Rights shall occur at the Closing as provided in Section 1.10. Until surrendered as contemplated in the preceding sentence, any certificate which immediately prior to the Effective Time shall have represented any Dialog Stock shall be deemed at and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

     (b) The Merger Consideration and cash in lieu of fractional shares thereof shall be deemed, when issued or paid hereunder, to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Dialog Stock.

           1.12 DIALOG SHAREHOLDERS' REPRESENTATIVE. Each of the Dialog Parties hereby constitutes and appoints Michael J. Burke as the representative and attorney-in-fact of such Dialog Shareholder (the "DIALOG SHAREHOLDERS' REPRESENTATIVE") with full power and authority to act for all the Dialog Parties under this Agreement, including to do and perform such acts as are specifically required by this Agreement to be performed by the Dialog Shareholders' Representative. The Dialog Shareholders' Representative shall not be liable to any other Dialog Party for any actions taken by him pursuant to this power of attorney except in the case of his willful misconduct. The Dialog Shareholders' Representative may, on behalf of all the Dialog Parties, execute amendments to this Agreement or waivers of any of the provisions hereof; PROVIDED that any such amendment or waiver does not adversely affect one or more Dialog Party in a manner which is materially different than each other Dialog Party. This power of attorney shall be deemed coupled with an interest, shall survive and not be affected by the bankruptcy or disability of any Dialog Party, and shall extend to each Dialog Party's successors.

                                   ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF DIALOG AND THE DIALOG SHAREHOLDERS

           Each of the Dialog Shareholders, jointly and severally, hereby represents and warrants on behalf of themselves and on behalf of the Non-founding Dialog Shareholders (as defined in 2.5 below), to each of MAC and Medscape as follows:

           2.1 CORPORATE EXISTENCE AND QUALIFICATION OF DIALOG; BUSINESS OF DIALOG. Dialog is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and corporate authority and all governmental licenses, authorizations, consents and approvals required to own its properties and to conduct its business as presently conducted and as presently proposed to be conducted. Dialog is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, which jurisdictions are listed on SCHEDULE 2.1 hereto. The Dialog Shareholders' Representative has delivered to Medscape and MAC true, correct and complete copies of the Certificate of Incorporation and the Bylaws of Dialog and all documents and certificates relating to the formation and conversion of the Predecessor Entity (as hereinafter defined). The business of Dialog consists solely of:

(a) the development, marketing and distribution of patient education/informed consent software applications for use by physicians, including applications pertaining to urology, OBGYN, orthopedics, cardiology, dermatology and interventional radiology;

(b) the development and deployment of proprietary data and knowledge bases pertaining to patient education and informed consent; and

(c) related activities; (the foregoing, collectively referred to as the "BUSINESS"). Dialog is the successor entity to Dialog Medical, LLC, a Delaware limited liability company (the "PREDECESSOR ENTITY").

The conversion of the Predecessor Entity was effected as of August 27, 1999 in accordance with all applicable law and was duly authorized by all appropriate action on the part of the limited liability company.

           2.2 NO CONFLICTS. The execution, delivery and performance by the Dialog Parties of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Dialog Parties with the terms hereof will not (a) violate, conflict with, cause an event of default under, give rise to a right of termination, cancellation or acceleration of any right or obligation of Dialog under, or result in the creation or imposition of any lien, mortgage, security interest, charge, encumbrance or restriction (a "LIEN") on any asset of Dialog or on the Dialog Stock under any agreement, instrument, license, franchise, judgment, order, law, rule or regulation by which any Dialog Party is bound or to which Dialog's property is subject, or (b) violate or conflict with the Certificate of Incorporation or Bylaws of Dialog.

           2.3 GOVERNMENTAL AUTHORIZATIONS. Except as set forth on SCHEDULE 2.3, the execution, delivery and performance by each Dialog Party of this Agreement and the consummation of the transactions contemplated hereby by each Dialog Party do not require any action by or in respect of, or filing with, any court, arbitrator, administrative agency or commission or governmental body, agency, official or authority, domestic or foreign (a "GOVERNMENTAL ENTITY"), or any individual, corporation, partnership, limited liability company, joint venture, trust, business association or other entity ("PERSON," which term shall include Governmental Entities), except for (a) such as have been or will be taken or made prior to the Closing and (b) those, the absence of which would materially impair or delay the ability of any Dialog Party to consummate the transactions contemplated hereby.

           2.4 CAPITALIZATION. The authorized capital stock of Dialog consists solely of (a) one hundred thousand (100,000) shares of Common Stock, of which ten thousand two hundred twenty-seven (10,227) are issued and outstanding as of the date hereof; and (b) fifty thousand (50,000) shares of Preferred Stock, of which three hundred and two (302) are issued and outstanding as of the date hereof. All of such issued and outstanding shares of Dialog Stock are owned by the Dialog Shareholders and Non-founding Dialog Shareholders. Dialog has not issued any securities other than the Dialog Stock set forth above and no other capital stock of Dialog is authorized or outstanding. All outstanding shares of Dialog Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Dialog Stock was not issued in violation of any federal or state securities law or any other legal requirement. Other than this Agreement, and except as set forth in Schedule 1.6(c),, there are no outstanding subscriptions, rights, options, warrants, conversion rights, agreements or other claims for the purchase or acquisition from Dialog or any Dialog Shareholder of any shares of Dialog Stock or any other securities of Dialog or obligating Dialog to issue, repurchase or otherwise acquire any shares of Dialog Stock or any other securities of Dialog or any securities convertible into, exercisable or exchangeable for, or otherwise entitling the holder to acquire any shares of Dialog Stock or any other securities of Dialog.

           2.5 OWNERSHIP OF DIALOG STOCK. Each Dialog Shareholder and each other shareholder of Dialog set forth on Schedule 1.6(c) (the "Non-founding Dialog Shareholder" and collectively the "Non-founding Dialog Shareholders") is the sole record and beneficial holder of that number of shares of Dialog Stock set forth opposite his name on SCHEDULE 2.5. Each Dialog Shareholder and Non-founding Dialog Shareholder owns each of his shares of Dialog Stock free and clear of all Liens and rights of others of any kind other than those created or permitted under this Agreement or by Medscape and MAC.

           2.6 BINDING EFFECT. Each Dialog Shareholder and Dialog has all requisite capacity and authority to execute this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Dialog Party. The execution and delivery of this Agreement by the Dialog Parties and the consummation of the transactions contemplated hereby by the Dialog Parties do not and will not require the approval of any Person. Assuming the due execution and delivery of this Agreement by Medscape and MAC, this Agreement constitutes a valid and binding obligation of each Dialog Party, enforceable against such Dialog Party in accordance with its terms.

           2.7 OTHER EQUITY INTERESTS. Dialog does not have, and has not had at any time, any direct or indirect equity interest in any other corporation, partnership, joint venture, limited liability company or other entity or any commitment to acquire any such equity interest.

           2.8 FINANCIAL STATEMENTS, BOOKS AND RECORDS AND ACCOUNTS RECEIVABLE.

           (a) The unaudited balance sheet of Dialog as of December 31, , 1999 and the unaudited balance sheet of Dialog as of February 17, 2000, annexed hereto as SCHEDULE 2.8(A) (collectively the "BALANCE SHEETS") have been prepared from the books and records of Dialog and fairly present in all material respects the financial position of Dialog as of the respective dates thereof in conformity with generally accepted accounting principles consistently applied ("GAAP"), and include all adjustments required for a fair presentation.

           (b) The unaudited statement of income of Dialog for the six months ended December 31, 1999, and the unaudited statement of income and cash flows for Dialog for the twelve months ended December 31, 1999, annexed hereto as
SCHEDULE 2.8(B) (collectively the "INCOME STATEMENTS" and, together with the Balance Sheets, the "FINANCIAL STATEMENTS") have been prepared from the books and records of Dialog and fairly present in all material respects the results of operations of Dialog for the periods covered thereby in conformity with GAAP, and include all adjustments required for a fair presentation.

           (c) The books of account, minute books, stock record books, membership interest record books, and other records of Dialog and of the Predecessor Entity, all of which have been made available to Medscape and MAC by the Dialog Parties, are true, correct and complete. The minute books of Dialog contain true, correct and complete records of all meetings of, and corporate or other actions taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of Dialog, and no meeting of the stockholders, members, the Board of Directors or any committee of the Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.

           (d) All accounts receivable of Dialog that are reflected on the February 17, 2000 Balance Sheets or the accounting records of Dialog as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed by Dialog in the ordinary course of business. Unless paid prior to the Closing Date, except as set forth on SCHEDULE 2.8(D), the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet (in the case of Accounts Receivable existing as of _________) or on the accounting records (in the case of Accounts Receivable arising after _______) of Dialog as of the Closing Date (which reserves are adequate). Except as set forth on SCHEDULE 2.8(D), there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract (as hereinafter defined) with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. SCHEDULE 2.8(D) contains a true, correct and complete list of all Accounts Receivable as of February 17, 2000, which list sets forth the aging of such Accounts Receivable.

           2.9 TAXES. (a) Dialog, its predecessor entity Dialog Medical LLC (f/k/a GOC Partners LLC), and any consolidated, combined, or unitary group of which it is or was a member, as the cases may be (individually, a "TAX AFFILIATE" and collectively the "TAX

AFFILIATES", has (i) prepared and timely filed all returns, declarations, reports, estimates, information returns and statements ("RETURNS") required to have been filed or sent by or with respect to them to date in respect of any Taxes (as hereinafter defined), and all such Returns are correct and complete;
(ii) timely and properly paid all Taxes that are shown as due and payable on such Returns; and (iii) complied with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes and timely and properly withheld from employee wages and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under all applicable laws.

     (b) (i) There are no Liens for Taxes upon the assets of Dialog or any Tax Affiliate except Liens for Taxes not yet due; (ii) neither Dialog nor any of its Tax Affiliates has requested any extension of time within which to file any Return which Return has not since been filed; (iii) no deficiency for any Taxes has been proposed, asserted, or assessed against Dialog or any of its Tax Affiliates which has not been resolved and paid in full; (iv) there are no outstanding waivers or consents given by Dialog or any of its Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns; and (v) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

     (c) Neither Dialog nor any of its Tax Affiliates (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Dialog or any of its Tax Affiliates; or (ii) is required to include in income any adjustment pursuant to
Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Dialog or a Tax Affiliate or has any knowledge that the Internal Revenue Service (the "IRS") has proposed any such adjustment or change in accounting method. No property of Dialog or any of its Tax Affiliates is property that Dialog, or any of its Tax Affiliates or any party to this transaction is or will be required to treat as being owned by another Person pursuant to Section 168(f)(8) of the Code (prior to its amendment by the Tax Reform Act of 1986) or its "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (d) All transactions that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code have been adequately disclosed in accordance with Section 6662 of the Code. Neither Dialog nor any of its Tax Affiliates is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, from this Agreement, the consummation of the Merger or from any of the transactions contemplated hereby, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (e) For purposes of this Agreement, "TAX" means any obligation or liability (including any tax, withholding, fee or excise imposed by any Governmental Entity, including any gross or net income, franchise, employment-related, real or personal property, transfer, intangibles, documentary, gains, sales or use tax) together with any and all interest, penalties and additions imposed with respect thereto.

           2.10 LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 2.10, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitration tribunal or any Governmental Entity against or involving Dialog or the Dialog Shareholders (in their capacity as such), or any of Dialog's securities, assets or properties. There are no claims, suits, actions, arbitrations, legal, administrative and other proceedings, or governmental investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to the best knowledge of the Dialog Parties, threatened against or involving Dialog or the Dialog Shareholders (in their capacity as such), or any of Dialog's securities, assets or properties.

           2.11 LABOR AND EMPLOYEE BENEFIT MATTERS.

           (a) SCHEDULE 2.11 hereto contains a true, correct and complete list of (i) each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee pension or welfare benefits of any kind, whether formal or informal, funded or unfunded, or written or oral, and whether or not legally binding, which is now sponsored, maintained, contributed to or required to be contributed to, by Dialog or pursuant to which Dialog has, or could reasonably be expected to have, any liability, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each a "BENEFIT PLAN"); and (ii) each management, employment, bonus, option, equity (or equity related), severance, consulting, non-compete, confidentiality or similar agreement or contract currently in effect between Dialog and any current, former or retired employee, officer, consultant, independent contractor, agent or partner of Dialog (each an "BENEFIT AGREEMENT"). SCHEDULE 2.11 further attaches true, correct and complete copies of each written document or agreement (or a written description of any oral agreement or arrangement) relating to the matters set forth in the preceding subsections (i) and (ii). Dialog does not currently sponsor, maintain, contribute to, nor is it required to contribute to, nor has Dialog or the Predecessor Entity ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability with respect to, (i) any "defined benefit plan" (as defined in ERISA Section 3(35)), (ii) any "multiemployer plan" (as defined in ERISA Section 3(37)) or any plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA), (iii) any plan that is, is intended to be, or has ever been treated, as a "qualified plan" (within the meaning of Section 401(a) of the Code), (iv) any plan that is, is intended to be, or has ever been treated as, a plan subject to Title IV of ERISA, or (v) any Benefit Plan or Benefit Agreement which provides, or has, or imposes on Dialog, any liability to provide, life insurance, medical, severance or other welfare benefits to any current or former employee of Dialog or former employee of the Predecessor Entity (or spouse, dependent or beneficiary thereof) upon or following such employee's or former employee's retirement or termination of service with Dialog or the Predecessor Entity, except as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

     (b) Dialog is not and has never been (nor was the Predecessor Entity ever):
(i) a member of a "controlled group of companies," under "common control" or a member of an "affiliated service group" within the meaning of Section 414(b),
(c) or (m) of the Code, (ii) required to be aggregated under Section 414(o) of the Code, or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing sections, in each case with any other entity.

     (c) Dialog has provided to Medscape and MAC accurate and complete copies of all documents embodying or relating to each Benefit Plan and each Benefit Agreement, including all amendments thereto, trust or funding agreements relating thereto, the two most recent annual reports required under ERISA, if any, the most recent determination letter received from the Internal Revenue Service, if any, and the most recent summary plan description (with all material modifications), as applicable, for each such plan or agreement.

     (d) All contributions required to be made as of the Effective Time to or with respect to any Benefit Plan or Benefit Agreement by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable as of the Effective Time with respect to insurance policies funding any Benefit Plan or Benefit Agreement have been timely made or paid in full.

     (e) Each Benefit Plan is currently, and has been at all times, maintained in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code. No material liability to any Governmental Entity or other Person under any federal, state or local law, rule, regulation or pronouncement has been or is expected to be incurred by Dialog with respect to any Benefit Plan or Benefit Agreement or with respect to any benefit or compensation plan, program or arrangement heretofore maintained, sponsored or contributed to by the Predecessor Entity. There is not now, nor to the Dialog Parties' knowledge, do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Benefit Plan or Benefit Agreement or the imposition of any Lien on the assets of Dialog under applicable law, including, without limitation, ERISA and the Code.

     (f) Except as set forth on SCHEDULE 2.11, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events directly related to the transactions contemplated by this Agreement) constitute an event under any Benefit Plan or Benefit Agreement that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any current or former employee of Dialog or the Predecessor Entity (or any spouse, dependent or beneficiary thereof).

     (g) Except as set forth on SCHEDULE 2.11, (i) Dialog is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed by them to the date hereof, (ii) Dialog is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, (iii) Dialog is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of Dialog, (iv) there is no labor strike, dispute, slowdown or stoppage actually pending, or, to the knowledge of the Dialog Parties, threatened, against or involving Dialog, and (v) to the knowledge of the Dialog Parties, no salaried key employee has any plans to terminate his or her employment with Dialog.

         (h) For purposes of this SECTION 2.11, the term "employee" shall be considered to include individuals rendering, or in the case of a "former employee," individuals who rendered, services to Dialog or the Predecessor Entity as independent contractors.

         (i) SCHEDULE 2.11 contains a true, correct and complete list of the name of each individual who is employed by Dialog on the date hereof along with his or her current job title, base compensation, eligibility for bonus compensation or any other compensation, date of hire, last date and amount of increase in compensation, any employee benefit which is not generally available to employees of Dialog and employment address. SCHEDULE 2.11 contains a true, correct and complete list of persons currently rendering services to Dialog, or who have rendered services to Dialog since the formation of the Predecessor Entity for which Dialog is or has been obligated to issue a Form 1099, as consultants or independent contractors, along with information regarding compensation and reimbursement levels for each such person during all such periods, and each such person who was classified as a consultant or an independent contractor was properly so classified under applicable laws and regulations and no federal, state or local taxes should have been withheld from any payment made to any such person which were not withheld.

         (j) Except as set forth on SCHEDULE 2.11, with respect to each Benefit Plan or Benefit Agreement, there have been no "prohibited transactions" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) and no fiduciary with respect to any Benefit Plan or Benefit Agreement has incurred, or to the Dialog Parties' knowledge can reasonably be expected to incur, liability for a breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan or Benefit Agreement. Further, no action, suit, proceeding, or hearing, or to the Dialog Parties' knowledge, investigation with respect to any Benefit Plan or Benefit Agreement is pending or, to the knowledge of the Dialog Parties, threatened. None of the directors, officers or employees of Dialog has, nor does any Dialog Party have, any knowledge of any existing circumstances that could reasonably be expected to give rise to any action, suit, proceeding, hearing, or investigation involving a Benefit Plan or Benefit Agreement.

         2.12 COMPLIANCE WITH LAWS. (a) Dialog and the conduct of the Business is in compliance in all material respects with (i) all statutes, laws, regulations, ordinances, rules, licenses, judgments, orders or decrees applicable thereto (including regulations promulgated by or under the Food and Drug Administration (FDA), the Health Care Finance Administration (HCFA) or the Health Insurance Portability and Accountability Act of 1996 (HIPAA)), including compliance with any government contractor affirmative action plan, if applicable, and (ii) the Certificate of Incorporation and Bylaws of Dialog. Dialog has not received notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order, decree or license applicable thereto or to its properties from any Person and neither Dialog nor any Dialog Shareholder has any knowledge of any such violation.

         (b) Dialog holds all licenses, permits, certificates, franchises, orders or approvals of any Governmental Entity that are material to the conduct of the Business and the uses of its assets (collectively "PERMITS") necessary to operate the Business as presently conducted. SCHEDULE 2.12 sets forth a true, accurate and complete list of all such Permits as of the date hereof. Such Permits are in full force and effect and the validity and effectiveness thereof will not be affected by the transactions contemplated hereby. No violations are or have been recorded with any Governmental Entity in respect of any Permit, no proceeding is pending, or to the best knowledge of the Dialog Parties, threatened to revoke or limit any Permit, and the Dialog Parties know of no grounds for any such revocation or limitation.

         2.13 INSURANCE. Dialog maintains insurance policies with insurers, in such amounts and against such risks of Dialog as are customary and reasonable for the Business and its assets. Dialog is included as an insured party under such policies, with full rights as a loss payee (provided that certain policies designate certain Persons as additional insureds). Attached hereto as SCHEDULE
2.13 are true, correct and complete copies of all policies of liability, theft, fire, title, workers' compensation and other forms of insurance and surety bonds insuring Dialog or the employees, properties, assets and Business of Dialog, together with a list and brief description of the foregoing. All policies listed in SCHEDULE 2.13 are in full force and effect; no such policy or the future proceeds thereof has been assigned to any other Person; and all premiums and other payments due under or on account of any such policy have been paid except where the failure to make such payment would not result in the termination of any such policy. There are no outstanding unpaid claims under any such policy. Dialog has not received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy.

         2.14 CONTRACTS. Except as set forth on SCHEDULE 2.14, Dialog is not a party to or bound by any written or oral (a) employment or consulting agreement;
(b) joint venture or partnership contract or agreement; (c) contract or agreement restricting the right of Dialog to compete with any other Person; (d) any loan agreement, indenture, promissory note or conditional sales agreement or any pledge, security agreement, deed of trust, financing statement or any other document granting or evidencing a Lien on any assets of Dialog; (e) any guarantee, assumption of an obligation for borrowed money or purchase money indebtedness or other obligation of reimbursement of any maker of a letter of credit; (f) contract, agreement or commitment providing for the purchase or sale of assets outside the ordinary course of business; (g) agreement, contract or commitment relating to capital expenditures in excess of $5,000.00 in any single case or $25,000.00in the aggregate; (h) licenses, whether as licensor or licensee, of any material invention (whether patented or not), trade secret, know-how, copyright, trademark, service mark, trade name, domain name, or other intellectual property, except for pre-packaged software;
(i) lease or sublease of, or option relating to, real estate; (j) lease as lessee or lessor of personal property; (k) capitalized lease or sale-leaseback;
(l) data licensing, distribution, supply or development agreement or any agreement related to a website or services, commerce, hosting, or data exchange, delivery or distribution via the Internet; (m) royalty agreement; (n) any revocable or irrevocable power of attorney; (o) software agreement, except for pre-packaged software; (p) promotional agreement; (q) other contract or agreement entered into other than in the ordinary course of business; or (r) other contract or agreement providing for payments to or from Dialog in excess of $25,000 in the aggregate or requiring one year or longer to perform. All of the foregoing types of contracts and agreements are hereinafter referred to as "CONTRACTS." Except as set forth thereon, each Contract set forth on SCHEDULE
2.14 is in full force and effect and, to the knowledge of the Dialog Parties is legal, valid and binding and enforceable against each other Person that is a party thereto. Except as set forth on SCHEDULE 2.14, Dialog is not nor, to the knowledge of the Dialog Parties, is any other party to any such Contract, in material breach thereof or default thereunder and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default by Dialog or, to the knowledge of the Dialog Parties, by any other party to any such Contract. Except as set forth on SCHEDULE 2.14, the Dialog Shareholders' Representative has delivered or made available to Medscape and MAC true, correct and complete copies of each of such written Contracts or provided summaries of any such oral Contracts.

         2.15 AFFILIATE TRANSACTIONS. Except as disclosed in SCHEDULE 2.15, (a) neither any Dialog Shareholder (or any of their respective Affiliates (as defined below)), nor any officer or director of Dialog has provided or caused to be provided, and does not currently provide or cause to be provided, to Dialog any assets, services (other than as an employee or partner) or facilities or has made any payments to or on behalf of Dialog, and (b) Dialog has not provided or caused to be provided, and does not currently provide or cause to be provided, to any Dialog Shareholder (or any of their Affiliates) or to any of Dialog's Affiliates any assets, services or facilities or has made any payment (other than member distributions, salary, bonus or business expense reimbursement payments made to a Dialog Shareholder in the ordinary course of business) to or on behalf of any Dialog Shareholder or any of Dialog's Affiliates or any of Dialogue Shareholder's Affiliates. An "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person and shall include any officer, director, member, partner or other equity holder of any such entity and the spouse or any issue of a natural person or any trust for their benefit.

         2.16 ENVIRONMENTAL COMPLIANCE.

         (a) For purposes of this Agreement: (i) "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, hazardous substance or waste, solid waste, radioactive material, pesticide, petroleum or any fraction thereof, asbestos, lead, formaldehyde, or any other chemical, substance or material listed or identified as a hazardous substance in or regulated by any Environmental Law; (ii) "ENVIRONMENTAL LAW" means any federal, state, local or other governmental statute, regulation, law or ordinance, rule or standard, or any rule of common law dealing with or relating to the protection of human health, safety or comfort (including noise), the use or preservation of natural resources or the pollution, protection or restoration of the environment; (iii) "REAL PROPERTY", for purposes of this Section 2.16, means all real property (including installed equipment, fixtures, piping, drains, sewers, tanks, improvements and appurtenances thereto) presently or formerly owned absolutely, owned in fee, leased (including easements and rights of way), or otherwise occupied by Dialog; and (iv) "ENVIRONMENTAL LOSSES" means any and all damages, losses, expenses, costs (including reasonable attorneys' fees, court costs and interest paid or accrued), penalties, Liens, interest, fines, assessments, charges and liabilities of any kind imposed or incurred by, under, because of or pursuant to Environmental Laws, whether based in negligence, strict liability, contract or otherwise, under any theory or process of recovery or relief, at law or in equity, including, without limitation, those related to remediation, removal, response, restoration, mitigation, abatement, investigation, testing, monitoring, personal injury, death and property damage.

         (b) Except as set forth on SCHEDULE 2.16, there are no claims pending or, to the knowledge of the Dialog Parties, threatened and neither Dialog nor any Dialog Shareholder has received written notice, alleging that Dialog or any of the Real Property is, has been or may be in violation of or non-compliance with any Environmental Law or relating to any Environmental Losses.

         (c) To the knowledge of the Dialog Parties, no Hazardous Substances have ever been disposed of, buried, spilled, leaked, discharged, emitted or released at levels requiring investigation, study, removal or remediation under, or which form or may form the basis of a claim pursuant to, any Environmental Law, in, on, from, adjacent to or under the Real Property.

         (d) To the knowledge of the Dialog Parties, no Hazardous Substances have been sent, transported or otherwise conveyed by or on behalf or at the direction of Dialog from any of the Real Property to any other location from which there is or may be a release or threatened release of Hazardous Substances for which Dialog has been notified that it has or may have liability or responsibility for cleanup costs or injury or damages, whether as a potentially responsible party or otherwise.

         (e) The Real Property is not being used and, to the knowledge of the Dialog Parties, never has been used in connection with the manufacturing, generating, treating, storing or transporting of any Hazardous Substances in quantities regulated under any Environmental Law, and, to the knowledge of the Dialog Parties, no Hazardous Substances have been treated, accumulated, stored or disposed of there.

         (f) To the knowledge of the Dialog Parties, there are not now and never have been any underground or above ground storage tanks, or any sumps, ponds, pits, lagoons, impoundments or other containment facilities of any kind on, at, under or adjacent to the Real Property which contain or ever did contain any Hazardous Substances.

         (g) SCHEDULE 2.16 identifies and the Dialog Shareholders' Representative has provided or made available to Medscape and MAC true, correct and complete copies of all environmental audits or assessments relating in whole or in part to Dialog, or the Business undertaken by or on behalf of Dialog or, if such audits or assessments are in the possession of Dialog or any Dialog Shareholder, undertaken by or on behalf of any Governmental Entity and written communications relating in whole or in part to Dialog, or the Business, with any Governmental Entity, in each case within the past six years, which describe the environmental compliance or liability status of any Real Property or the compliance or noncompliance of the operation of the Real Property or of the conduct of the Business with respect to any Environmental Law.

         (h) Except as set forth on SCHEDULE 2.16, Dialog operates and, to the knowledge of the Dialog Parties, at all times has operated, and to the knowledge of the Dialog Parties, the Real Property is and, has been constructed and operated, in substantial compliance with all applicable Environmental Laws.

         (i) SCHEDULE 2.16 contains a true, correct and complete listing of all material Permits and other authorizations issued under or pursuant to the authority of any Environmental Law. Except to the extent, if any, set forth on
SCHEDULE 2.16, all Permits and other authorizations presently required pursuant to any applicable Environmental Law for the lawful operation of the Business are in the possession of Dialog and are duly issued and in full force and effect. To the knowledge of the Dialog Parties, there is not any threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed pursuant to any Environmental Law.

         2.17 PROPERTIES. (a) REAL PROPERTY. Dialog does not own, nor has it ever owned, any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property, except as disclosed on SCHEDULE 2.17. SCHEDULE 2.17 sets forth a true, correct and complete list of all leases of real property to which Dialog is a party (collectively, the "LEASES"). True, correct and complete copies of all leases and all amendments, modifications and supplemental agreements thereto have been delivered to Medscape and to MAC by Dialog. The Leases are in full force and effect and to the best knowledge of the Dialog Parties are binding and enforceable against each of the parties thereto in accordance with their respective terms. To the best knowledge of the Dialog Parties, no party to any Lease has given notice to any other party thereto claiming the existence or occurrence of a breach or a default thereunder and there has not occurred any event or circumstance which constitutes, or with the passages of time or the giving of notice, would constitute, a breach or a default thereunder.

         (b) TANGIBLE PERSONAL PROPERTY. Dialog has good and marketable title to, free and clear of all Liens, or otherwise has the unrestricted right to use, each item of equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible personal property material to the Business

("TANGIBLE PERSONAL PROPERTY"). Each item of Tangible Personal Property is in good and sufficient operating condition and repair (excepting ordinary wear and tear), is adequate for the use to which it is being put, and is not in need of maintenance or repairs, except for ordinary routine maintenance and repairs for which Dialog is not obligated to pay or that are not material in cost or nature. To the best knowledge of the Dialog Parties, Dialog has not received notice that any of its Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation. The Tangible Personal Property described above comprise all of the assets which are necessary or appropriate for the conduct of the Business as currently conducted.

         (c) TITLE. Dialog owns outright and has good title to all of its material assets and properties, including, all of the assets and properties reflected on the February 17, 2000 Balance Sheet, free and clear of all Liens, except for (i) assets and properties disposed of in the ordinary course of business, (ii) Liens securing the claims of materialmen, carriers, landlords and like Persons, all of which are not yet due and payable, (iii) Liens for Taxes not yet due and payable or for Taxes being contested in good faith by appropriate proceedings, or (iv) Liens reflected on the February 17, 2000 Balance Sheet.

         2.18 INFORMATION TECHNOLOGY. SCHEDULE 2.18 sets forth a list and brief description of all computer hardware, software and networks used by Dialog and identifies which are owned by Dialog directly and which are licensed to Dialog for use.

         2.19 DATA; DATABASES. Except as set forth on SCHEDULE 2.19 Dialog has the unrestricted right to use all software associated with its databases. Except as set forth in SCHEDULE 2.19, Dialog has the unrestricted right to use all of the data which comprise all of its databases including data taken directly from any and all external sources as well as derived data.

         2.20 INTELLECTUAL PROPERTY.

         (a) SCHEDULE 2.20 sets forth a true, correct and complete list or description of all trademarks, trademark registrations, service marks, service mark registrations, trade names, company names, patents, design patents, copyrights, domain names and all registrations and pending applications for the foregoing, in each case which are used in or required for the Business as currently being conducted (collectively, the "INTELLECTUAL PROPERTY RIGHTS"). Except as disclosed on SCHEDULE 2.20, Dialog is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Lien) the Intellectual Property Rights described on SCHEDULE 2.20 and has sole and exclusive rights, without being contractually obligated to pay any compensation to any Person, to the use thereof or the material covered thereby in connection with the services or products in respect of which they are being used as of the date of this Agreement or as otherwise stated in the description of goods and services contained in the relevant materials relating to any Intellectual
Property Rights filed with the United States Copyright Office or the United States Patent and Trademark Office. Except as set forth on SCHEDULE 2.20, Dialog has not granted any licenses or other rights to the Intellectual Property Rights to any other Person and no other Person has granted to Dialog any licenses or other rights to the Intellectual Property Rights. Each such license granted to Dialog is valid and binding on Dialog, and to the knowledge of the Dialog Parties, the other parties thereto, and the intellectual property used by Dialog pursuant to such license will be available to the Surviving Entity on terms and conditions after the Closing which are identical to the terms and conditions in force prior to the Closing. Except as set forth on SCHEDULE 2.20, there are no interferences, oppositions, cancellations or other contested proceedings pending, or to the knowledge of the Dialog Parties threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any Governmental Entity, relating to any registration, grant, license or pending application with respect to any Intellectual Property Rights and none of the Dialog Parties have any knowledge of any facts that could reasonably be expected to give rise to any such interferences, oppositions, cancellations or other contested proceeding.

         (b) Except as set forth on SCHEDULE 2.20, (i) Dialog has not been sued or charged or been a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any Intellectual Property Rights, (ii) to the knowledge of the Dialog Parties, there are no other claims that Dialog is infringing any existing patent, trademark or copyright or any basis for any such claim, without regard to whether any such patent, trademark or copyright is ultimately found to be valid, (iii) to the knowledge of the Dialog Parties, there are no continuing infringements by any other Person of the Intellectual Property Rights and (iv) to the knowledge of the Dialog Parties, the use of the Intellectual Property Rights in connection with the Business, as currently being conducted, does not infringe the patent, trademark, copyright or any other right of any Person.

         2.21 BANK ACCOUNTS. SCHEDULE 2.21 sets forth a true, correct and complete list of each bank at which Dialog has an account or safe deposit box and the address of each such bank, the number of such account or box and the name of each individual authorized to draw on or have access thereto.

         2.22 ABSENCE OF CERTAIN CHANGES. Since December 22, 1999, except as set forth on SCHEDULE 2.22, Dialog has conducted the Business in the ordinary course and maintained its records and books of account in reasonable detail which accurately and fairly reflect the transactions of Dialog in all material respects. Since December 22, 1999 there has not been, except as disclosed on
SCHEDULE 2.22:

(a) any materially adverse change in the nature of the Business, the results of Dialog's operations, Dialog's assets, Dialog's financial condition, or the manner of conducting the Business;

(b) any damage, destruction or casualty loss (whether or not covered by insurance) adversely affecting the Business, the results of operations, the assets or the financial condition of Dialog or its ability to carry on its operations substantially as presently conducted and as proposed to be conducted;

(c) any declaration, setting aside or payment of distributions in respect of the Dialog Stock; (d) any entering into of any employment agreement, or any increase in the compensation payable, or to become payable, by Dialog to any of its officers or partners, employees or agents over the rates payable as of December 22, 1999;

(e) any issuance of securities of Dialog, including options, warrants or other agreements evidencing or requiring such issuance;

(f) any amendment or termination of, default by Dialog or, to the knowledge of any Dialog Party, default by any other party under, any contract, agreement or license to which Dialog is a party and which materially adversely affects Dialog;

(g)  any labor dispute or collective labor negotiation involving Dialog;

(h) any discharge or satisfaction of any Lien, obligation or liability (accrued, absolute, fixed or contingent) of Dialog except in the ordinary course of business;

(i) incurrence by Dialog of any obligation or liability (accrued, absolute, fixed or contingent) except current liabilities incurred, and obligations entered into, in the ordinary course of business and consistent with prior practice (for purposes of this Agreement, Medscape, MAC and the Dialog Parties agree that the incurrence of any debt other than normal trade credit shall not be in the ordinary course of business);

(j) institution of any severance, retirement, bonus, equity option, profit sharing pension plan or similar agreement or changes made in any such existing plans of Dialog, other than severance or bonus arrangements with employees of Dialog entered into in the ordinary course of business consistent with past practices or as otherwise specifically contemplated hereby;

(k) any capital expenditure involving an amount of more than Five Thousand Dollars ($5,000) in any one instance or an aggregate of more than Ten Thousand Dollars ($10,000);

(l) announcement or initiation of any general increase in compensation, bonus, insurance or employee benefits involving employees of Dialog;

(m) sale or disposition (other than inventory in the ordinary course of business), or lease of any property of Dialog or mortgage, pledge, or grant or imposition of any Lien on any asset or property of Dialog;

(n) cancellation or waiver of any claims or rights with a value in excess of Twenty-Six Thousand Dollars ($26,000);

(o)  any amendment to the Certificate of Incorporation  or Bylaws of Dialog;  or

(p)  any agreement to effect any of the foregoing.

         2.23 RELATIONSHIP WITH ADVERTISERS,  SUPPLIERS AND CUSTOMERS.  SCHEDULE
2.23 sets forth a true, correct and complete list of each customer of Dialog which represented in excess of five (5%) percent of Dialog's revenues in any of the fiscal years ended December 31, 1997 or December 31, 1998 or which in the good faith judgment of the Dialog Parties is expected to account for in excess of five (5%) percent of Dialog's revenues in the fiscal year ended December 31, 1999, and identifies any such customer which has terminated its relationship with Dialog or significantly reduced the volume of business conducted by it with Dialog since January 1, 2000. Except as described in SCHEDULE 2.23, the Dialog Parties have no actual knowledge that any significant supplier of goods, products or services to Dialog, or any significant customer of Dialog, (i) has made any material complaint or objection with respect to the service or any business practices of Dialog or the transactions contemplated hereby or (ii) will cease to do business, or significantly reduce the business conducted, with the Surviving

Corporation with respect to the Business after or as a result of the consummation of any transactions contemplated hereby.

         2.24 PHYSICIANS' CONTRACTS. Attached hereto as SCHEDULE 2.24 are true, accurate and complete copies of each contract, agreement or arrangement between Dialog and any physician, pursuant to which Dialog has incurred an obligation to pay fees, commissions, or any other amounts ("PHYSICIANS' CONTRACTS"). As of the Closing, all such Physicians' Contracts will have expired or been duly terminated in accordance with their respective terms and any and all liabilities of Dialog thereunder or in connection therewith shall have been fully paid or discharged in full within thirty (30) days of the Closing. Except as disclosed in SCHEDULE 2.24, Dialog has not incurred any liability to pay any amount in excess of payments expressly provided for under each such Physician's Contract, including any fee or other amount for or in consideration of early termination of such Physician's Contract.

         2.25 UNDISCLOSED LIABILITIES. Except (a) as disclosed in SCHEDULE 2.25 or the other Schedules hereto, (b) as and to the extent disclosed or reserved against on the February 17, 2000Balance Sheet, (c) as incurred after December 22, 1999 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, or (d) as incurred in connection with this Agreement or any of the transactions contemplated hereby, Dialog does not have any material liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due required by GAAP to be set forth on the February 17, 2000 Balance Sheet.

         2.26 FINDER'S FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Dialog or any Dialog Shareholder other than Rob Shuler who would have a claim to any fee or commission from Dialog or any Dialog Shareholder, Medscape, MAC or the Surviving Corporation or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, and no Dialog Party has incurred any obligation to pay a brokerage, finder's fee or commission to any Person, other than Rob Shuler, the fees and expenses of whom shall be borne by Dialog.

         2.27 NO MATERIAL OMISSIONS. Neither this Agreement (including the Schedules hereto) nor any certificate delivered pursuant hereto contains any untrue statement of a material fact relating to any Dialog Shareholder or Dialog or omits to state a material fact relating to any Dialog Shareholder or Dialog necessary to make the statements made, in light of the circumstances in which they are made, not misleading. In each case where a representation and warranty is made "to the knowledge" of Dialog, the Dialog Parties or any Dialog Shareholder, each of Dialog, the Dialog Parties, or the Dialog Shareholders, as applicable, has made inquiry of the responsible officer, employee or agent of Dialog whose responsibilities with Dialog would include those matters which are the subject of the representation and warranty.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF MEDSCAPE

         Medscape represents and warrants to the Dialog Shareholders as follows:

         3.1 ORGANIZATION; STANDING AND POWER; BUSINESS OF MEDSCAPE. Medscape is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own its properties and to conduct its business as presently conducted and as presently proposed to be conducted. Medscape has delivered to the Dialog
Shareholders' Representative true, correct and complete copies of the Certificate of Incorporation and the Bylaws of Medscape.

         3.2 NO CONFLICTS. The execution, delivery and performance by Medscape of this Agreement, the consummation of the transactions contemplated hereby and compliance by Medscape with the terms hereof will not (a) violate, conflict with, cause an event of default under, give rise to a right of termination, cancellation or acceleration of any right or obligation of Medscape under, or result in the creation or imposition of any Lien on any asset of Medscape or on the securities of Medscape under any agreement, instrument, License, franchise, judgment, order, law, rule or regulation by which Medscape is bound or to which Medscape's property is subject, nor (b) violate or conflict with the Articles of Incorporation or Bylaws of Medscape.

         3.3 CAPITALIZATION. The capitalization of Medscape is as disclosed in its public filings with the Securities and Exchange Commission . Except for the obligations set forth in this Agreement or as set forth on SCHEDULE 3.3, (i) no subscription, warrant, option, preemptive rights, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of Medscape issued by Medscape is authorized or outstanding, (ii) there is no commitment or offer by Medscape to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Medscape, (iii) Medscape has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of Medscape's capital stock other than those arising from securities laws, and (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of Medscape's capital stock to which Medscape is a party.

         3.4 DUE AUTHORIZATION AND ISSUANCE OF THE SHARES. Upon issuance in accordance with the terms hereof, the Medscape Shares constituting the Merger Consideration, will be duly authorized, validly issued, fully paid, non-assessable and will have been issued in compliance with all charter documents of Medscape and all applicable federal and state laws.

         3.5 BINDING EFFECT. Medscape has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Medscape. The execution and delivery of this Agreement by Medscape and the consummation of the transactions contemplated hereby by Medscape do not and will not require the approval of any Person. Assuming the due execution and delivery of this Agreement by MAC and the Dialog Parties, this Agreement constitutes a valid and binding obligation of Medscape, enforceable against Medscape in accordance with its terms.

         3.6 SEC REPORTS; FINANCIAL STATEMENTS; BOOKS AND RECORDS; (a) Medscape has previously delivered to Dialog Form 10-Q, as filed with the Securities and Exchange Commission ("SEC"), and all other reports filed by Medscape with the SEC under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") since November 14, 1999. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Medscape has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since becoming registered under the Exchange Act.

         (b) The consolidated financial statements contained in the Medscape quarterly report on Form 10-Q for the quarter ended September 30,, 1999 (the "MEDSCAPE 10-Q") have been prepared from, and are in accordance with, the books and records of Medscape and fairly present the consolidated financial condition, results of operations and cash flows of Medscape as of the dates and for the periods presented therein, all in accordance with GAAP applied on a consistent basis, except as otherwise indicated therein and subject (in the case of unaudited financial statements included in the Medscape 10-Q) to normal year-end and audit adjustments and footnote disclosures which in the aggregate are not material.

         3.7 ABSENCE OF CERTAIN CHANGES. Since the Medcsape 10-Q, except as set forth on SCHEDULE 3.7, Medscape has conducted its business in the ordinary course and maintained its records and books of account in reasonable detail which accurately and fairly reflect the transactions of Medscape in all material respects. Since the Form 10-Qthere has not been, except as disclosed on SCHEDULE 3.7:

(a) any materially adverse change in the nature of the Medscape's business, the results of Medscape's operations, Medscape's assets, Medscape's financial condition, or the manner of conducting its business;

(b) any damage, destruction or casualty loss (whether or not covered by insurance) adversely affecting the Medscape's business, the results of operations, the assets or the financial condition of Medscape or its ability to carry on its operations substantially as presently conducted and as proposed to be conducted; or

(c) Any declaration, setting aside or payment of distributions in respect of any capital stock.

                                   ARTICLE IV

         MAC represents and warrants to the Dialog Shareholders as follows:

         4.1 ORGANIZATION; STANDING AND POWER; BUSINESS OF MAC. MAC is a newly formed Delaware corporation and a direct, wholly owned subsidiary of Medscape which was formed solely for the purpose of consummating the transactions contemplated hereby. MAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MAC has delivered to the Sellers' Representative true, correct and complete copies of the Certificate of Incorporation and the Bylaws of MAC.

         4.2 NO CONFLICTS. The execution, delivery and performance by MAC of this Agreement, the consummation of the transactions contemplated hereby and compliance by MAC with the terms hereof will not (a) violate, conflict with, cause an event of default under, give rise to a right of termination, cancellation or acceleration of any right or obligation of MAC under, or result in the creation or imposition of any Lien on any asset of MAC under any agreement, instrument, Permit, franchise, judgment, order, law, rule or regulation by which MAC is bound or to which MAC's property is subject, nor (b) violate or conflict with the Articles of Incorporation or Bylaws of MAC.


         4.3 CAPITALIZATION. All of the outstanding shares of MAC are owned by Medscape.

         4.4 BINDING EFFECT. MAC has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by MAC. The execution and delivery of this Agreement by MAC and the consummation of the transactions contemplated hereby by MAC do not and will not require the approval of any Person. Assuming the due execution and delivery of this Agreement by the Dialog Parties and Medscape, this Agreement constitutes a valid and binding obligation of MAC, enforceable against MAC in accordance with its terms.

                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

         5.1 CONFIDENTIALITY OBLIGATIONS. The Dialog Parties, Medscape and MAC will, and will cause Dialog's agents and employees to, hold in confidence, unless compelled to disclose by judicial or administrative process, or in the opinion of counsel, by other requirements of law, all Confidential Information (as hereinafter defined) and will not disclose the same to any Person. If this Agreement is terminated, (i) Medscape and MAC will promptly return to the Dialog Parties or destroy all documents (including copies) containing or based upon Confidential Information pertaining to Dialog, and (ii) the Dialog Parties will promptly return to Medscape or destroy all documents (including copies) containing or based upon Confidential Information pertaining to Medscape or MAC. For purposes hereof, "CONFIDENTIAL INFORMATION" shall mean all information of any kind related to Dialog, Medscape or MAC, except information (i) ascertainable or obtained from public or published information,
(ii) received from a third party not known to the receiving party to be under an obligation to keep such information confidential, (iii) that is or becomes known to the public (other than through a breach of this Agreement), (iv) that was in the receiving party's possession before disclosure thereof to it in connection with this Agreement, as established by written records, or (v) that was independently developed by the receiving party without reference to Confidential Information. In the event that any party or any of its Affiliates is notified that he or it is or may become legally compelled to disclose any of the Confidential Information, such party will provide the other parties with prompt written notice of the existence, terms and circumstances surrounding such notice so that the party affected by disclosure may, at its cost and expense, seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained prior to the time disclosure is required, the party required to make the disclosure will furnish only that portion of the Confidential Information that they are advised in writing by counsel is legally required to be furnished, and will furnish to the party affected by such disclosure a copy of such written advice of counsel. The respective obligations of Medscape and MAC under this Section 5.1 shall terminate on and as of the Closing.

         5.2 CONSUMMATION OF AGREEMENT. Subject to the terms and conditions hereof, each party to this Agreement agrees to fully cooperate with the others and the others' counsel, accountants and representatives in connection with any steps required to be taken as part of its obligations under this Agreement. Each party shall use all reasonable efforts consistent with reasonable business practice to cause all conditions to its obligations and to the other parties under this Agreement to be satisfied as promptly as possible, and will not undertake a course of action inconsistent with this Agreement or which would make any of its representations, warranties, agreements or covenants in this Agreement untrue in any material respect or any conditions precedent to its obligations hereunder unable to be satisfied at or prior to the Closing.

         5.3 CONDUCT OF THE DIALOG BUSINESS. Except with the prior written consent of MAC and Medscape and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, Dialog and the Dialog Shareholders shall observe the following covenants:

         (a) AFFIRMATIVE COVENANTS Except as provided in this Agreement or any Schedule herein, Dialog will, and the Dialog Shareholders shall cause Dialog to:


(i) PRESERVATION OF BUSINESS. Use all reasonable efforts to preserve intact the Business and keep available the services of present employees, in each case in accordance with past practice, and use all reasonable efforts to advertise, promote and market Dialog's services and products, keep Dialog's properties intact, preserve its good will and maintain all physical properties in good operating condition;

(ii) INSURANCE. Use all reasonable efforts to keep in effect casualty, liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect as of the date of this Agreement;

(iii) INTELLECTUAL PROPERTY RIGHTS. Use all reasonable efforts to preserve and protect Dialog's Intellectual Property Rights;

(iv) NOTIFICATION. Promptly notify Medscape and MAC of (1) any emergency or other material change in Dialog's condition (financial or otherwise), business, operations, properties, assets, liabilities, prospects or (2) of any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated); and

(iv) ORDINARY COURSE. Operate the Business diligently and solely in the ordinary course.

(b) NEGATIVE COVENANTS Except as provided in this Agreement or any Schedule herein, Dialog will not, and the Dialog Shareholders shall not nor cause Dialog to:

(i) DISPOSITION OF ASSETS. Sell or transfer or mortgage, pledge or create or permit to be created any Lien on any of Dialog's assets, or the Dialog Stock, other than sales and transfers in the ordinary course of business and Liens existing under arrangements disclosed herein or permitted hereunder;

(ii) LIABILITIES. Without the consent of Medscape and MAC, (1) incur any obligation or liability other than in the ordinary course of business,
       (2) incur any indebtedness for borrowed money or enter into any contract or commitment involving payments by Dialog of $5,000 or more, other than purchase orders or commitments for inventory material and supplies in the ordinary course of business;

(iii) COMPENSATION. Without the consent of Medscape and MAC, (1) change the compensation, fringe benefits of any officer, director or employee, or
       (2) enter into or modify any Benefit Plan or any employment, severance or other agreement with any officer, director or employee of Dialog other than changes required by law to maintain the tax-qualified status of any Benefit Plan or as otherwise required by law;

(iv) CAPITAL STOCK. (1) Grant or accelerate the exercisability of, any option, warrant or right to purchase, or to convert any obligation into, shares of Dialog's capital stock, (2) declare or pay any dividend or other distribution with respect to any shares of Dialog's capital stock, or (3) issue any shares of Dialog's capital stock, except upon the exercise of options outstanding on the date hereof or as contemplated in Schedules delivered by or on behalf of Dialog pursuant hereto;

(v)    CHARTER AND BYLAWS.  Amend the  Articles  of  Incorporation  or Bylaws of
       Dialog;

(vi) ACQUISITIONS. Make any material acquisition of property other than in the ordinary course of business; (vii) MATERIAL AGREEMENTS. Without the consent of Medscape, enter into or modify any material agreement with any other Person (other than agreements in the ordinary course of business involving payments by Dialog of less than $5,000); or

(viii) BREACH OF REPRESENTATIONS. Take any other action that would make any representation or warranty contained in Article II to be untrue or incorrect.


       5.4 CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES. From the date hereof, up to and including the Closing Date, Dialog shall conduct, and the Dialog Shareholders shall cause Dialogue to conduct, the Business and affairs of Dialog in a manner such that the representations and warranties contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

       5.5 COVENANT NOT TO COMPETE. (a) Each of the Dialog Shareholders hereby covenants and agrees, individually and for himself, that for a period of four
(4) years from the Closing Date, he shall not (except on behalf of Dialog, the Surviving Corporation or an Affiliate of the Surviving Corporation, if employed thereby), independently or in connection with any other Person, directly or indirectly:

(1) participate, consult with or advise or engage in (as a principal, employee or consultant), an online business operated over the World Wide Web (the " TERRITORY"), in any Competitive Business (as hereinafter defined); or

(2) establish, acquire or own any interest in any Competitive Business established or conducting business in the Territory, PROVIDED, HOWEVER, that nothing herein shall restrict any Dialog Shareholder from acquiring
       (i) any interest in a registered investment company or (ii) a less than 1% interest in any public company listed on a national securities exchange or admitted for trading on NASDAQ NMS; or

(3) (A) solicit, recruit or hire any employees of Medscape or the Surviving Corporation; and (B) solicit or encourage any employee of Medscape or the Surviving Corporation to leave the employment thereof; or soliciting or encouraging any of Medscape's or the Surviving Corporation's customers, suppliers or others with whom it does business to cease doing business with Medscape or the Surviving Corporation.

For purposes hereof, "COMPETITIVE BUSINESS" means the business of, or any business engaged directly or indirectly in any line of business in which Dialog is engaged as of the date of this Agreement.

           (b) n this Section 5.5 are reasonable in scope and duration and are necessary to protect, and to enable the Surviving Corporation (and any successor thereto) as the owner of Business and assets of Dialog to receive the anticipated benefits of, the goodwill of Dialog and its business. The parties hereto agree that, if any of the length of time, the geographical area, the scope or another parameter of the restrictions set forth above is deemed to be unlawfully restrictive by a court of competent jurisdiction, such provision shall be deemed to be amended and shall be construed by such court to have the broadest type, scope and duration permissible under applicable law, and if no validating construction is possible, shall be severable from the rest of this Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

           (c) The parties recognize that the performance of the obligations under this Section 5.5 by each of the Dialog Shareholders is special, unique and extraordinary in character. In addition to such other rights and remedies as the Surviving Corporation or Medscape may have at equity or in law with respect to any breach of this Agreement, if any Dialog Shareholder commits a material breach of any of the provisions of this

Section 5.5, the Surviving Corporation or Medscape shall have the right and remedy to seek to have such provisions specifically enforced by any court of competent jurisdiction with respect to such Dialog Shareholder or to enjoin such Dialog Shareholder from performing services for any Person, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Surviving Corporation, Medscape, Dialog and the Business and that money damages will not provide an adequate remedy to the Surviving Corporation and Medscape.

         5.6 ACCESS TO INFORMATION. Prior to the Effective Time, each of Medscape and MAC shall be entitled, through its employees and representatives, to have such access to the assets, properties, business, books, records and operations of Dialog as Medscape or MAC shall reasonably request in connection with Medscape and MAC's investigation of Dialog with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and the Dialog Parties shall cooperate fully therein. No investigation by Medscape or MAC shall diminish or obviate any of the representations, warranties, covenants or agreements made by any of the Dialog Parties contained in this Agreement (or any of the Schedules hereto). In order that Medscape and MAC shall have full opportunity to make such investigation, the Dialog Parties shall furnish the representatives of Medscape and MAC during such period with all such information and copies of such documents concerning the business and affairs of Dialog as such representatives may reasonably request and cause Dialog's officers, employees, consultants, agents, accountants and attorneys to reasonably cooperate fully with such representatives in connection with such investigation.

         5.7 EXPENSES. If the Merger is not consummated, each of the parties shall bear its or his respective expenses incurred in connection with this Agreement and the transactions contemplated hereby. If the Merger is consummated, (i) the Surviving Corporation, as the successor to Dialog, shall be liable for all unpaid expenses of Dialog and

(ii) the Dialog Shareholders shall each be liable for all of their unpaid expenses (including their respective legal fees), which shall in no event be charged to Dialog.

         5.8 AUTHORIZATIONS. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated hereby, including all consents required from third parties who have contractual relationships with Dialog.

         5.9 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer an assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         5.10 Requirements of Rule 144. Medscape covenants that until all of the shares issued as Merger Consideration are sold by the Dialog Shareholders and that Non-founding Dialog Shareholders that it will take all actions reasonably necessary to permit the public sale pursuant to Rule 144 under the Securities Act of 1933 including the filing with the SEC in a timely manner all reports and other documents required of Medscape under the Securities of Act of 1933 and the Securities Exchange Act of 1934.

                                   ARTICLE VI

                            CONDITIONS TO OBLIGATIONS

         6.1 CONDITIONS TO DIALOG SHAREHOLDERS' OBLIGATIONS. The obligation of the Dialog Shareholders to sell the Dialog Stock pursuant to the provisions of this Agreement shall be subject to the satisfaction at or before the Closing of the following conditions, which may be waived in writing in whole or in part by the Dialog Shareholders' Representative:

(a) COVENANTS. Each of Medscape and MAC shall have performed and complied in all material respects with their covenants and agreements contained herein and the Dialog Shareholders' Representative shall have received a certificate to this effect from each of the Medscape and MAC.

(b) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Medscape contained in Article lIl of this Agreement and of MAC contained in Article IV of this Agreement shall have been true, correct and complete in all material respects as of the date hereof; all such representations and warranties shall be true, correct and complete in all material respects at and as of the Closing Date, and the Dialog Shareholders' Representative shall have received a certificate to this effect from each of Medscape and MAC.

(c) OTHER DOCUMENTS. Each of Medscape and MAC shall have executed and delivered each agreement, certificate document or other instrument referenced in Sections 1.10(b) and (c) required to be executed by it.

(d) SECRETARY CERTIFICATE. Each of Medscape and MAC shall have delivered to the Dialog Shareholders' Representative a certificate of the secretary of Medscape or MAC, as applicable, certifying as to requisite corporate or other action authorizing the transactions contemplated by this Agreement and the incumbency of officers and directors.

(e) NO INJUNCTION. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated hereby;

(f) MERGER CERTIFICATE. Medscape shall have executed and delivered the Merger Certificate referred to in Section 1.2.

(g) Stockholder Approval. The Merger shall have been duly approved by consent of the stockholders on the terms and conditions set out in this Agreement.

(h) Waiver of a Contribution or Indemnification for Payments. Each of the Dialog Shareholders and each of the Non-founding Dialog Shareholders shall have executed a waiver in compliance with Section 7.7.

           6.2 _ CONDITIONS TO MEDSCAPE AND MAC'S OBLIGATIONS. The obligation of Medscape and MAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, which may be waived in writing in whole or in part by Medscape and
MAC: (a) COVENANTS. The Dialog Parties shall have performed and complied in all material respects with their covenants and agreements contained herein and Medscape and MAC shall have received a certificate to this effect from each of the Dialog Shareholders.

(b) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Dialog Parties contained in Article ll of this Agreement shall have been true, correct and complete in all material respects as of the date hereof; all such representations and warranties shall be true, correct and complete in all material respects at and as of the Closing Date, and Medscape and MAC shall have received a certificate to this effect from the Dialog Parties.

(c) CONSENTS; PHYSICIANS' CONTRACTS. The Dialog Parties shall have obtained consents from all third parties which are required to be obtained in connection with the transactions contemplated by this Agreement, including any consents to assignment of any Contract to which Dialog is a party where the transfer of the Dialog Stock to MAC may be deemed an assignment of such Contract, and all such consents shall be in full force and effect. All Physicians' Contracts shall have expired or been duly terminated in accordance with their respective terms.

(d)  OTHER  DOCUMENTS.  The  applicable  Dialog  Parties shall have executed and
     delivered  each  agreement,   certificate   document  or  other  instrument
     referenced in Sections 1.10(a) required to be executed by him or it.

(e)  SECRETARY  CERTIFICATE;  GOOD  STANDING  CERTIFICATE.   Dialog  shall  have
     delivered to Medscape and MAC a certificate of the secretary of Dialog certifying as to requisite corporate or other action authorizing the transactions contemplated by this Agreement, the incumbency of officers and directors, and the status of record ownership of Dialog's shareholders, together with a certificate of good standing issued by the Secretary of State of Delaware with respect to Dialog dated as of the Closing Date.

(f)  BANK   ACCOUNTS.   Dialog   shall  have   delivered  to  Medscape  and  MAC
     documentation necessary to change the authorized signatories for Dialog's bank and brokerage accounts, as specified by Medscape and MAC.

(g) MERGER CERTIFICATE. Dialog shall have executed and delivered the Merger Certificate referred to in Section 1.2.

(h) NO INJUNCTION. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated hereby.

(i) Approvals. The Merger shall have been duly approved by the Board of Directors of Medscape.

(j) Tender of Shares. All the Dialog stockholders shall tender their shares at the time of Closing.

                                   ARTICLE VII

                                 INDEMNIFICATION

           7.1 INDEMNIFICATION BY DIALOG SHAREHOLDERS. Each of the Dialog Shareholders jointly and severally, agrees promptly to indemnify, defend and hold harmless the Surviving Corporation and Medscape from and against any and all assessments, judgments, debts, obligations, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable out-of-pocket fees, expenses and disbursements in connection with any action, suit or proceeding) net of insurance proceeds actually received (collectively, "DAMAGES"), suffered, paid or incurred by MAC, the Surviving Corporation or Medscape resulting from or caused by or arising out of any breach of the representations and warranties made by any Dialog Shareholder to MAC, the Surviving Corporation and Medscape in this Agreement or in any Schedule hereto or any certificate delivered hereunder. In addition, each of the Dialog Shareholders jointly and severally agrees promptly to indemnify, defend and hold harmless the Surviving Corporation and Medscape from and against any and all Damages suffered, paid or incurred by the Surviving Corporation, Medscape or Dialog resulting from or caused by or arising out of any failure by such Dialog Shareholder to perform any of his covenants or agreements contained in this Agreement.

           7.2 Limitations/Dialog Shareholders. The Dialog Shareholders's liability shall in no event exceed $3,000,000 (THREE MILLION DOLLARS). Further,the Dialog Shareholders shall not be under any liability or claim arising under this Agreement that shall accrue to Medscape under this Agreement hereof unless and except to the extent that the liability of Medscape would in respect of any single claim exceed $100,000 (ONE HUNDRED THOUSAND DOLLARS) except:

(a) to the extent that the liability of Medscape would in respect of any single claim under Section 2.11 exceed $25,000 (TWENTY-FIVE THOUSAND DOLLARS)


(b) to the extent that the liability of Medscape would in respect of any single claim under Section 2.20 exceed $50,000 (FIFTY THOUSAND DOLLARS)

(c) that the Dialog Shareholders shall be fully liable for any liability or claim arising under this Agreement under Section 2.24.

           7.3 INDEMNIFICATION BY THE SURVIVING CORPORATION. The Surviving Corporation agrees to indemnify and hold harmless the Dialog Shareholders from and against any and all Damages suffered, paid or incurred by any Dialog Shareholder resulting from or caused by or arising out of: (i) any breach of the representations and warranties made by MAC in this Agreement or any certificate delivered hereunder and (ii) any failure by MAC to perform any covenant or agreement of MAC contained in this Agreement. In no event shall the liability to the Surviving Corporation exceed $3,000,000 (THREE MILLION DOLLARS).

           7.4 INDEMNIFICATION BY MEDSCAPE. Medscape agrees to indemnify and hold harmless the Dialog Shareholders from and against any and all Damages suffered, paid or incurred by any Dialog Shareholder resulting from or caused by or arising out of: (i) any breach of the representations and warranties made by Medscape in this Agreement or any certificate delivered hereunder and (ii) any failure by Medscape to perform any covenant or agreement of Medscape contained in this Agreement. In no event shall the liability to the Dialog Shareholders exceed $3,000,000 (THREE MILLION DOLLARS).

           7.5 INDEMNITY PROCEDURE FOR THIRD PARTY CLAIMS. Promptly after receipt by a party seeking indemnification hereunder (an "INDEMNIFIED PARTY") of notice of any claim or the commencement by any third party of any action, suit or proceeding which might result in the other party hereto (the "INDEMNIFYING PARTY") becoming obligated to indemnify or make any other payment to the Indemnified Party under this Agreement, the Indemnified Party shall notify the Indemnifying Party forthwith in writing of the commencement thereof or of the claim, and shall furnish the Indemnifying Party with all information and documents relating thereto promptly after its receipt thereof. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except and only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume and control the defense of such claim, litigation or proceeding with counsel reasonably satisfactory to the Indemnified Party in good faith and at the Indemnifying Party's own expense; provided that unless and until the Indemnifying Party shall assume such defense pursuant to this sentence, the Indemnified Party shall have the right to conduct and control the defense of such claim, litigation or proceeding (including the settlement thereof upon Dialog's consent) without the Indemnifying Party's consent and shall be entitled to payment from the Indemnifying Party of all reasonable costs of such defense (including attorney's fees and expenses). In any such claim, litigation or proceeding the defense of which the Indemnifying Party shall have so assumed, the Indemnified Party shall have the right to participate therein and retain its own counsel at its own expense, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of the same counsel or (ii) the named parties to any such litigation or proceeding (including impleaded parties) include both the Indemnifying Party and the Indemnified Party, and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them; in the case of clause (ii) above, such separate counsel may be retained by the Indemnified Party at the expense of the Indemnifying Party. The Indemnifying Party may elect to settle any claim, action or proceeding defended by it without the written consent of the Indemnified Party provided that such settlement is limited to payment of monetary damages which are payable in full by the Indemnifying Party and the Indemnified Party is fully discharged at the time of the settlement from any liability with respect to the claim, action or proceeding, and the Indemnified Party shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnifying Party so long as the Indemnifying Party is controlling or defending such claim in good faith. The Indemnifying Party may not enter into any settlement that is not limited to payment of monetary damages without the Indemnified Party's prior written consent which will not be unreasonably withheld. Each of the Dialog Shareholders, Medscape and the Surviving Corporation covenant to use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 7.5. At the option of the Dialog Shareholders, they shall have the right to tender the shares issued as the Merger Consideration in lieu of a cash payment.

         7.6 TAX INDEMNIFICATION. (a) Without regard to any other limitation on liability set forth in the Agreement, after the Closing Date, the Dialog Shareholders, jointly and severally, will fully indemnify, defend and hold harmless the Surviving Corporation and Medscape from and against any and all Damages resulting from, arising out of or relating to Taxes for periods ending on or before the Closing, or for any Taxes not disclosed in SCHEDULE 2.9, imposed on Dialog or the Surviving Corporation for, or resulting from the denial of any deduction or credit claimed for, any taxable period ending on or before the Closing Date.

         (b) This Section 7.6 shall remain in force for the period  described in
Section 9.6 of the Agreement.

         7.7 WAIVER OF RIGHT TO CONTRIBUTION. Each Dialog Shareholder and Non-Founding Dialog Shareholder hereby waives, effective as of the Closing Date, any rights which such shareholder may have against the Surviving Corporation in connection with any contribution or indemnification for payments made after the Closing Date pursuant to this Agreement or otherwise.

         7.8  SOLE  REMEDY.  In the  event of a breach  of a  representation  or warranty or covenant hereunder, the remedy of the beneficiary of such representation or warranty or covenant shall be limited solely to the indemnity set forth in this Article VII.

                                  ARTICLE VIII
                               TERMINATION; WAIVER

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

(a)      by mutual consent of Medscape, MAC and the Dialog Parties;

(b) by Medscape and MAC or by the Dialog Parties if the Closing shall not have occurred on or before March 31, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreement of such party set forth herein;

(c) by Medscape or MAC if there has been a material misrepresentation or material breach of the representations, warranties, covenants or obligations of any of the Dialog Parties set forth herein, PROVIDED that in the case of a breach of any such covenant or obligation, such breach has not been cured within ten (10) business days after Medscape and MAC have notified the Dialog Shareholders' Representative of such breach; or

(d) by the Dialog Parties if there has been a material misrepresentation or material breach of the representations, warranties, covenants or obligations of either Medscape or MAC set forth herein, PROVIDED that in the case of a breach of any such covenant or obligation, such breach has not been cured within ten (10) business days after the Dialog Shareholders' Representative has notified Medscape or MAC, as applicable, of such breach.

The power of termination provided for by this Section 8.1 will be effective only after written notice thereof shall have been given to the other parties. If this Agreement is terminated in accordance with this Section 8.1, this Agreement and the transactions contemplated hereby shall be abandoned without further action by the parties.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, and no party shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except (a) Section 5.1 (Confidential Information) and
Section 5.8 (Expenses) shall survive any termination of this Agreement.

         8.3 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties hereto may, subject to Section 9.4 below, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions hereto.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby (i) incurred by either Medscape or MAC shall be paid by Medscape and (ii) incurred by the Dialog Parties shall be paid by the Dialog Party incurring such expenses. The Dialog Shareholders shall not charge any such expenses to Dialog.

         9.2 INTERPRETATION. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and caption headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words

"included," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All accounting terms not defined in this Agreement shall have the meanings determined by GAAP.

         9.3 FURTHER ASSURANCES. Each of the parties hereto covenants and agrees to take any and all such further action and to execute, acknowledge and deliver such instruments, documents and agreements as any other party may reasonably request to effectuate, consummate or confirm the transactions contemplated hereby.

         9.4 AMENDMENT AND WAIVER. This Agreement may be amended only in a writing signed by the Dialog Parties (or the Dialog Shareholders' Representative acting on their behalf), MAC and Medscape. Any provision of this Agreement may be waived by the party entitled to the benefit thereof only in a writing executed by the party against whom such waiver is sought to be enforced. No waiver shall be deemed a waiver of any other provision of this Agreement, and no waiver of a breach hereunder shall be deemed a waiver of, or operate as an estoppel with respect to, any other or subsequent breach of this Agreement.

         9.5 NOTICE. All notices, demands and other communications to be given or delivered hereunder shall be in writing and will be deemed to have been given if personally delivered or sent by overnight courier (in each such case delivery will be effective upon receipt) or by confirmed facsimile to the addresses indicated below or to such other addresses as the parties may specify on notice as herein provided:

                  If to MAC or the Surviving Corporation, to:

                  Medscape, Inc.
                  134 West 29th Street
                  New York, New York 10001
                  Fax: (212) 760-3140
                  Attention: Legal Department

                           with a copy to:

                  Patterson, Belknap, Webb & Tyler LLP
                  1133 Avenue of the Americas

                  New York, New York 10036-6710
                  Fax: (212) 336-2222
                  Attention:  John P. Schmitt, Esq.

                  If to Medscape, to:

                  Medscape, Inc.
                  134 West 29th Street
                  New York, New York 10001
                  Fax: (212) 760-3140
                  Attention: Legal Department

                           with a copy to:

                  Patterson, Belknap, Webb & Tyler LLP
                  1133 Avenue of the Americas
                  New York, New York 10036-6710

                  Fax: (212) 336-2222
                  Attention:  John P. Schmitt, Esq.

                  If to the Dialog Shareholders, to:

                  Michael J. Burke
                  Sellers' Representative
                  2915 Capot Ct.
                  Lithonia, Georgia 30058

                  Fax: (770) 736-5725
                  Attention:

                           with a copy to:

                           Long, Aldridge & Norman LLP
                           303 Peachtree Street

                           Suite 5300
                           Atlanta, Georgia  30308
                           Attn:  Charles E. Wilson, Esq.

         9.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation by any party hereto, each of the representations and warranties of the parties and the related indemnification obligations that are set forth in this Agreement or in any certificate delivered hereunder shall survive the Closing Date until the first anniversary of the Closing Date (the "EXPIRATION DATE") except those representations and warranties contained in Section 2.4, Section 3.3 and
Section 4.3 (Capitalization) which shall survive indefinitely and Section 2.9 (Taxes), Section 2.11 (Labor and Employee Benefit Matters) and Section 2.16 (Environmental Compliance) which shall remain in force until the expiration of the applicable statute of limitations, and further respect to Resource Version 3.0, the indemnity obligation shall survive until the first anniversary of the release of Resource Version 3.0; provided, however, that delivery by one party to the other of notice of a breach of any representation or warranty, specifying the breach in reasonable detail, on or prior to the Expiration Date, or the expiration of the applicable statute of limitations, as the case may be, shall be deemed to preserve such party's claim solely with respect to that particular breach of representation and warranty. Those covenants contained in this Agreement that contemplate or may involve actions to be taken or obligations in effect after the Closing Date shall survive the Closing Date until the expiration of the applicable statute of limitations.

         9.7 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors. The Dialog Shareholders may not assign their rights or delegate their duties hereunder without the prior written consent of MAC and Medscape, which consent may be granted, withheld or conditioned in the sole and absolute discretion of MAC and Medscape.

         9.8 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which need not contain signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Signatures may be exchanged by facsimile, with original signatures to immediately follow by overnight courier. Each party to this Agreement agrees that it will be bound by his or its own signature delivered by facsimile and that he or it accepts the signatures of the other parties to this Agreement delivered by facsimile.

         9.10 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law provisions thereof.

         9.11 REMEDIES. All rights, remedies or powers hereby conferred shall, to the extent not prohibited by law, be deemed cumulative and not exclusive of any other thereof, or of any other rights, remedies or powers available. No single or partial exercise of any right, remedy or power by a party shall preclude further exercise thereof. No delay or omission to exercise any right, power or remedy accruing to a party upon the occurrence of any breach of any warranty, covenant or agreement contained in this Agreement shall impair any such right, power or remedy or be construed to be a waiver of any such breach or any acquiescence therein or to any similar breach thereafter occurring.

         9.12 PUBLIC ANNOUNCEMENTS. No public announcement concerning the transactions contemplated hereby may be made by any party without the consent of the others except as may be required by law or the rules of any applicable securities exchange.

         9.13 ENTIRE AGREEMENT. This Agreement (including the Exhibits, Schedules, documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written or oral, between such parties with respect to the subject matter hereof and thereof.

         9.14 Schedules. Notwithstanding Section 9.13, the Schedules attached hereto may be amended by either party and are subject to approval by each party prior to the Closing. Further, anything contained in any single Schedule shall be considered disclosed for all purposes of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on their behalf as of the day and year first above written.

                                             MEDSCAPE, INC.

                                             By:_________________________
                                                  Name:
                                                  Title:

                                             MEDLOG ACQUISITION INC.

                                             By:_________________________
                                                  Name:

                                             Title:

                                             -------------------------
                                             MICHAEL J. BURKE

                                             -------------------------
                                             JAMES E. GOTTESMAN, M.D.,

                                             -------------------------
                                             NEIL H. BAUM, M.D.